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                                                                   EXHIBIT 99.1

LOGO

                                             Contact:         Dan L. Greenfield
                                                              412-394-3004
                                                              Rich J. Harshman
                                                              412-394-2861


            ALLEGHENY TECHNOLOGIES NAMES ROBERT P. BOZZONE CHAIRMAN,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER


PITTSBURGH, PENNSYLVANIA, December 6, 2000 - Allegheny Technologies Incorporated (NYSE:ATI) today named Robert P. Bozzone chairman, president and chief executive officer.

Mr. Bozzone, who had served as vice chairman of the board of directors since 1996, succeeds Thomas A. Corcoran, who resigned. Mr. Corcoran announced that he will be leaving the corporation at the end of the year to pursue other interests.

The company's board of directors said it will search inside and outside the company for a permanent chief executive officer to succeed Mr. Bozzone.

"Bob Bozzone has a wealth of industry and company experience, is widely respected by customers and suppliers alike, and our board and management firmly believe that he is the most appropriate person to lead the company in this transitional period," said W. Craig McClelland, chairman of the Governance Committee of the Board of Directors. "We are truly fortunate to have the benefit of his service."

Mr. Bozzone has spent his entire career in the specialty metals industry. He served as vice chairman of the board of Allegheny Ludlum Corporation, predecessor to Allegheny Technologies, beginning in 1994. Previously, he had served as president and CEO of Allegheny Ludlum and became a director of that company in 1981.

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"Allegheny Technologies is a strong and diversified specialty materials company, well-positioned for growth, and I am excited about leading it to the next level of success," Mr. Bozzone said.

Allegheny Technologies Incorporated is one of the largest and most diversified producers of specialty materials in the world. Our talented people use innovative technologies to offer growing global markets a wide range of specialty materials including stainless steel, nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steel alloys, zirconium and related alloys, and tungsten-based specialty materials. Our goal is to be the low-cost, high-quality supplier to global markets. Allegheny Technologies can be found at http://www.alleghenytechnologies.com.


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